Exhibit 4.48

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (“Agreement”) is entered into on July 5, 2018 by and among:

(1)	Conew Network Technology (Beijing) Co., Ltd. (“Solely-owned Company”), a wholly foreign-owned enterprise established under the laws of People’s Republic of China (“China”);

(2)	FU Sheng, a Chinese citizen (Chinese identity card number: 360203197803063552);

(3)	WANG Kun, a Chinese citizen (Chinese identity card number: 610103197607292813, collectively referred to as “Existing Shareholders” together with FU Sheng); and

(4)	Beijing Conew Technology Development Co., Ltd. (“Company”), a limited liability company established under the laws of China.

(The Parties above are individually referred to as a “Party” and collectively as the “Parties”.)

Recital

(A)	Whereas, the Existing Shareholders hold 100% of the equity interests in the Company.

(B)

Whereas, Solely-owned Company and the Company entered into an Exclusive Service Agreement (“Exclusive Service Agreement”) on July 5, 2018, by which the Company shall pay service fees to Solely-owned Company for corresponding services provided by Solely-owned Company.

(C)	Whereas, Solely-owned Company, the Company and the Existing Shareholders entered into an Equity Pledge Agreement (“Equity Pledge Agreement”) on July 5, 2018.

Now, therefore, the Parties agree as follows:

Agreement

1.	Subject Equity

1.1

The Existing Shareholders agree and hereby irrevocably and unconditionally on an exclusive basis grant to Solely-owned Company the right (“Equity Option”) to request the Existing Shareholders to transfer all or a part (subject to Solely-owned Company’s specific request) of the equity interests held by the Existing Shareholders in the Company (“Subject Equity”) to Solely-owned Company or its designated third party (“Designated Party”) at the sole discretion of Solely-owned Company as it considers appropriate or necessary under any circumstance.

1.2	The Company hereby grants its consent for the Existing Shareholders to grant the Equity Option to Solely-owned Company.

1.3

Solely-owned Company has the right to exercise all or a part of its Equity Option at any time to acquire all or a part of the Subject Equity and is subject to no limit on the number of times for exercising its rights.

1.4

Solely-owned Company has the right to designate any third party to acquire all or a part of the Subject Equity; the Existing Shareholders shall not reject the designation but shall transfer all or a part of the Subject Equity to such Designated Party at the request of Solely-owned Company.

1.5

Without the prior written consent of Solely-owned Company, the Existing Shareholders shall not transfer the Subject Equity before transferring the Subject Equity to Solely-owned Company or the Designated Party in accordance with this Agreement.

2.	Subject Assets

2.1

The Company agrees and hereby irrevocably and unconditionally on an exclusive basis grants to Solely-owned Company the right (“Assets Option”) to request the Company to transfer all or a part (subject to Solely-owned Company’s specific request) of the assets held by the Company (“Subject Assets”) to Solely-owned Company or the Designated Party at the sole discretion of Solely-owned Company as it considers appropriate or necessary under any circumstance.

2.2	The Existing Shareholders hereby grant their consent for the Company to grant the Assets Option to Solely-owned Company.

2.3

Solely-owned Company has the right to exercise all or a part of its Assets Option at any time to acquire all or a part of the Subject Assets and is subject to no limit on the number of times for exercising its rights.

2.4

Solely-owned Company has the right to designate any third party to acquire all or a part of the Subject Assets; the Company and the Existing Shareholders shall not reject the designation but shall transfer all or a part of the Subject Assets to such Designated Party at the request of Solely-owned Company.

2.5

Without the prior written consent of Solely-owned Company, the Company and the Existing Shareholders shall not transfer or approve the transfer of the Subject Assets before transferring the Subject Assets to Solely-owned Company or the Designated Party in accordance with this Agreement.

3.	Procedure for Exercising the Equity Option

3.1

If Solely-owned Company decides to exercise the Equity Option in accordance with Article 1.1 above, it shall send a written notice to the Company and the Existing Shareholders, indicating the ratio of shares to be transferred and the identity of the transferee (“Equity Purchase Notice”).

3.2

The Company and the Existing Shareholders shall, within thirty (30) days from the date of the Equity Purchase Notice, provide all the materials and documents required for handling the registration of change in ownership for the equity above, and take all necessary actions and measures, including but not limited to convening a meeting of shareholders or the board of directors to pass the equity transfer, and obtaining written documents from other shareholders indicating their consent to waive any right of first refusal in connection with the equity transfer.

3.3

The Existing Shareholders shall execute an Equity Transfer Agreement, the form of which is shown in Appendix I, with Solely-owned Company and/or each Designated Party (as the case may be) with respect to each transfer of the Subject Equity in accordance with this Agreement and the Equity Purchase Notice, provided that if Chinese laws have other provisions on the content and format of equity transfer agreements, the provisions of Chinese laws shall prevail.

3.4

If Solely-owned Company decides to exercise the Equity Option in accordance with Article 1.1 above, the relevant parties shall sign all necessary contracts, agreements, or documents, obtain all necessary government certificates and approvals, and take all necessary actions to transfer the valid ownership of the Subject Equity to Solely-owned Company and/or the Designated Party free from any security interests, and procure that Solely-owned Company and/or the Designated Party becomes the registered owner of the Subject Equity. For the purposes of this Article and this Agreement, “security interests” include guarantee, pledge, third-party rights or interests, share option, purchase option, right of first refusal, setoff right, ownership lien, or other security arrangement, but do not include any security interests established under this Agreement, the Equity Pledge Agreement, and the Exclusive Service Agreement.

4.	Procedure for Exercising the Assets Option

4.1

If Solely-owned Company decides to exercise the Assets Option in accordance with Article 2.1 above, it shall send a written notice to the Company, indicating the description of assets to be transferred and the identity of the transferee (“Assets Purchase Notice”).

4.2

The Company and the Existing Shareholders shall, within thirty (30) days from the date of the Assets Purchase Notice, provide all the materials and documents required for handling the transfer and registration of change in ownership (if applicable) for the assets above, and take all necessary actions and measures, including but not limited to convening a meeting of shareholders or the board of directors to pass the assets transfer.

4.3

The Existing Shareholders shall, with respect to the Subject Assets transferred in accordance with this Agreement and the Assets Purchase Notice, cause the Company to execute an Assets Transfer Agreement, the form of which is shown in Appendix II, with Solely-owned Company and/or the Designated Party (as the case may be), provided that if Chinese laws have other provisions on the content and format of assets transfer agreements, the provisions of Chinese laws shall prevail.

4.4

The relevant parties shall sign all necessary contracts, agreements or documents, obtain all necessary government certificates and approvals, and take all necessary actions to transfer the valid ownership of the Subject Assets to Solely-owned Company and/or the Designated Party free from any security interests, and procure that Solely-owned Company and/or the Designated Party becomes the registered owner of the Subject Assets.

5.	Transfer Price

5.1

The full transfer price for the Subject Equity and/or Subject Assets is RMB one yuan (RMB 1.00). If the Subject Equity and/or Subject Assets aforementioned are subject to any mandatory provision on the transfer price under Chinese laws and administrative regulations at the time of transfer, the transfer price shall be the minimum price allowed by the then effective Chinese laws and administrative regulations (“Transfer Price”). If the Subject Equity and/or Subject Assets are transferred in batches, the amount of the corresponding Transfer Price shall be determined according to the proportion of the Subject Equity and/or Subject Assets that are transferred.

5.2	All the taxes, expenses, and miscellaneous charges arising from the transfer of the Subject Equity and/or Subject Assets shall be separately borne by the Parties in accordance with Chinese laws.

6.	Undertakings

6.1	Undertakings of the Company and the Existing Shareholders

The Existing Shareholders and the Company hereby severally, but not jointly, undertake as follows:

6.1.1

Without the prior written consent of Solely-owned Company, they will not make supplements, amendments, or modification in any form to the Article of Association or internal rules of the Company, will not increase or decrease the registered capital of the Company, and will not change the registered capital structure of the Company by other means;

6.1.2

They shall prudently and effectively operate the business of the Company and handle the affairs of the Company, and maintain the existence of the Company in accordance with good financial and business standards and practices;

6.1.3

Without the prior written consent of Solely-owned Company, after the execution of this Agreement, they will not, by any means, sell, transfer, pledge, mortgage, or dispose of any assets of the Company (except for assets disposal arising in the routine business operation), or the legal or beneficial interests in the Company’s business or incomes, and will not allow the establishment of any relevant security interests;

6.1.4	Without the prior written consent of Solely-owned Company, the Company will not incur, inherit, guarantee, or undertake any debts except for debts arising in the normal business operation;

6.1.5

They shall maintain the values of the Company’s assets during the normal operation process when operating all of the Company’s business, and shall not take any acts/omission that may affect the business condition or assets values of the Company;

6.1.6	Without the prior written consent of Solely-owned Company, they will not cause the Company to execute any material contract except for those executed during the normal business operation;

6.1.7

Without the prior written consent of Solely-owned Company, they will not cause the Company to provide any loans or facilities to any person or business, except for those provided during the normal business operation;

6.1.8	They shall provide relevant materials about the Company’s business operation and financial conditions at the request of Solely-owned Company;

6.1.9

If requested by Solely-owned Company, they shall purchase and maintain an insurance for the Company’s assets and business from an insurance company meeting the requirements of Solely-owned Company, and the insurance amount and type shall match with those purchased by companies of the same type;

6.1.10

Without the prior written consent of Solely-owned Company, they will not cause or allow the Company to combine or merger with any person or business, or make acquisition of or investment in any person or business;

6.1.11

They shall immediately notify Solely-owned Company in the event of any actual or possible lawsuit, arbitration, or administrative proceedings in connection with the assets, business operation, or incomes of the Company;

6.1.12

They shall execute all necessary or appropriate documents, take all necessary or appropriate acts, submit all necessary or appropriate claims, or make necessary and appropriate defense with respect to all claims to maintain the Company’s ownership over all its assets;

6.1.13

Without the prior written consent of Solely-owned Company, they shall ensure that the Company will not distribute dividends, assets or any distributable interests in any form to the Existing Shareholders, provided that at the written request of Solely-owned Company, the Company shall immediately distribute all or a part of the distributable profits to the Existing Shareholders, and then the Existing Shareholders shall immediately and unconditionally pay or transfer the distribution above to Solely-owned Company;

6.1.14

If the total Transfer Price of obtained by the Existing Shareholders by holding the equity interests in the Company is greater than the capital contribution they made to the Company, or the Existing Shareholders receive the profit distribution, dividends, or bonus in any form from the Company, the Existing Shareholders shall, without violating Chinese laws, waive the surplus incomes and any profit distribution, dividends or bonus, and Solely-owned Company shall have the right to obtain such interests; otherwise, the Existing Shareholders shall compensate Solely-owned Company and/or any third party designated by Solely-owned Company for the losses arising therefrom; and

6.1.15	At the request of Solely-owned Company, they shall appoint any person designated by Solely-owned Company as the director and/or executive director of the Company.

6.2	Undertakings on the Company’s Equity Interests

The Existing Shareholders hereby severally, but not jointly, undertake as follows:

6.2.1

Without the prior written consent of Solely-owned Company, the Existing Shareholders shall not sell, transfer, pledge or dispose of any legal or beneficial interests of the Subject Equity in any form, and shall not allow the setup of any other security interests on the Subject Equity interests, except for the pledge set up on the Subject Equity in the Equity Pledge Agreement;

6.2.2

Without the prior written consent of Solely-owned Company, the Existing Shareholders shall cause the meeting of Existing Shareholders and/or the meeting of the board of directors (or the executive director) not to approve the sale, transfer, pledge or disposal of any legal or beneficial interests of the Subject Equity in any form, and not to allow the setup of any other security interests on the Subject Equity interests, except for the pledge set up on the Subject Equity in the Equity Pledge Agreement;

6.2.3

Without the prior written consent of Solely-owned Company, the Existing Shareholders shall cause the meeting of Existing Shareholders and/or the meeting of the board of directors (or the executive director) not to approve the combination or merger of the Company with any person, or the acquisition of or investment in any person;

6.2.4

The Existing Shareholders shall immediately notify Solely-owned Company in the event of any actual or possible lawsuit, arbitration, or administrative proceedings in connection with the Subject Equity of the Company;

6.2.5

At the request of Solely-owned Company, the Existing Shareholders shall promptly and unconditionally cause the transfer of the Subject Equity to be approved and completed in accordance with this Agreement;

6.2.6

The Existing Shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate acts, submit all necessary or appropriate claims, or make necessary and appropriate defense with respect to all claims to maintain his ownership over the Company;

6.2.7	At the request of Solely-owned Company, the Existing Shareholders shall appoint any person designated by Solely-owned Company as the director and/or executive director of the Company;

6.2.8

The Existing Shareholders shall strictly abide by the provisions of this Agreement and other contracts executed jointly or separately among the Existing Shareholders, Solely-owned Company and the Company, perform the obligations thereunder, and refrain from any acts/omission that may affect the validity or enforceability of this Agreement and the contract. If the Existing Shareholders reserve any rights in the equity interests under this Agreement, the Equity Pledge Agreement, the trust agreement or power of attorney, the Existing Shareholders shall not exercise such rights except as instructed in writing by Solely-owned Company.

7.	Representations and Warranties

The Existing Shareholders and the Company hereby severally, but not jointly, represent and warrant to Solely-owned Company that, as of the date of execution of this Agreement and the transfer date of the Subject Equity:

7.1

They have the right to execute this Agreement and the relevant Equity Transfer Agreement involving the transfer of the Subject Equity, and have the capability to perform the obligations under this Agreement and any Equity Transfer Agreement;

7.2

The execution and delivery of this Agreement or any relevant agreement concerning the transfer of the Subject Equity/Subject Assets and the performance of any obligations thereunder will not: (i) result in the violation of any relevant Chinese laws; (ii) conflict with the Articles of Association or any other organizational document of the Company; (iii) result in their violation of any contract or document which is executed by or binding upon them, or constitute a breach under such contract or document; (iv) result in the violation of any issuance conditions and/or continuous validity conditions for issuing any license or approval to them; and (v) result in the revocation or withdrawal of or additional conditions to any license or approval issued to them;

7.3	The Existing Shareholders hold valid and marketable ownership of the Subject Equity. The Existing Shareholders have not set up any other security interests except for the Equity Pledge Agreement;

7.4

The Company holds valid and marketable ownership of all of its assets, and has not set up any security interests on such assets, except for the security interests that have been disclosed to and acknowledged in writing by Solely-owned Company;

7.5

The Company does not have any outstanding debts, except for (i) debts arising during the normal business operation; and (ii) debts that have been disclosed to and acknowledged in writing by Solely-owned Company; and

7.6	The Company is in compliance with all Chinese laws and regulations with respect to the purchase of assets.

8.	Taxes and Costs

During the execution and performance of this Agreement and the Equity Transfer Agreement, and during the process of completing the transaction proposed under this Agreement and the Equity Transfer Agreement, the Parties shall pay all the transfer and registration taxes, expenses, and costs imposed or arising under Chinese laws.

9.	Confidentiality

The Parties acknowledge that, any oral or written information exchanged by the Parties with respect to this Agreement is confidential information. Each Party shall keep the confidentiality of all the information above, and shall not disclose any relevant information to any third party without the written consent of the other Parties, except for that: (a) the information has been or will be publicly known (not due to the disclosure made by the receiving party); (b) the information is disclosed in accordance with applicable laws, regulations, or the requirements of the stocks exchange; or (c) any Party needs to disclose the information about the transaction proposed under this Agreement to its legal consultant or financial consultant, provided that such legal consultant or financial consultant is subject to the confidentiality obligations similar to the provisions of this Article. The disclosure of the confidential information made by any employee or agent engaged by any Party shall be deemed as the disclosure of such confidential information made by such Party, who shall be held liable for breach of agreement. This Article shall survive the termination of this Agreement for any reasons.

10.	Transfer

10.1	The Company and the Existing Shareholders shall not transfer any of their rights or obligations under this Agreement to any third party without the prior written consent of Solely-owned Company.

10.2

The Company and the Existing Shareholders hereby agree that, Solely-owned Company may transfer its rights and obligations under this Agreement at its own discretion, provided that a written notice about the transfer of the rights and obligations under this Agreement is sent in writing to the Company and the Existing Shareholders in advance.

11.	Entire Agreement and Amendment to the Agreement

11.1

This Agreement, together with all the agreements and/or documents explicitly mentioned or incorporated in this Agreement, constitutes the entire agreement with respect to the subject matter of this Agreement, and supersedes all prior oral agreements, contracts, understandings, and communication among the Parties with respect to the subject matter of this Agreement.

11.2	Neither the Company nor the Existing Shareholders have the right to make any amendment, supplement or withdrawal to this Agreement without the prior written consent of Solely-owned Company.

11.3	Any amendment or supplement to this Agreement shall be made in writing and come into effect after appropriate execution by each Party hereto.

11.4	The appendices are an integral part of this Agreement and have the same legal force as other parts of this Agreement.

12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be interpreted in accordance with and be governed by Chinese laws.

12.2

Any disputes arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission at the time of applying for arbitration. The arbitration award shall be final, and binding on the Parties. The arbitration shall be performed in Beijing

13.	Effective Date and Term

13.1	This Agreement is executed and becomes effective on the date first set forth above.

13.2	Unless being terminated in accordance with the provisions hereof, this Agreement shall have a term of ten (10) years and shall be automatically renewed by ten (10) years for unlimited times.

14.	Termination

Neither the Company nor the Existing Shareholders have the right to terminate this Agreement. Notwithstanding the foregoing, Solely-owned Company has the right to terminate this Agreement at any time at its own discretion by sending a written notice to the Company and the Existing Shareholders ten (10) days in advance.

15.	Force Majeure

15.1

If any Party to this Agreement is unable to perform or completely perform, or delays fulfilling its obligations under this Agreement due to earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes, and any other force majeure event (“Force Majeure”) which cannot be predicted and cannot be prevented and avoided by the affected party, the party affected by the above Force Majeure shall not be liable for it. However, the affected party shall immediately send a written notice to the other parties without delay and shall provide the other parties with details and relevant supporting documents of the event of force majeure within fifteen (15) days after sending the written notice, explaining the reasons of the failure of performance or complete performance, or the necessity of delay in fulfilling its obligations.

15.2

If a party claiming Force Majeure fails to notify the other parties and provide appropriate evidence in accordance with the above provisions, it shall not be exempted from its liability for failure of performance or complete performance, or the necessity of delay in fulfilling its obligations. The party affected by Force Majeure shall make reasonable efforts to reduce the consequences of the Force Majeure and resume the performance of all relevant obligations as soon as possible after the termination of Force Majeure. If the party affected by Force Majeure fails to resume performance of the relevant obligations after the reasons for the temporary exemption from performance of the obligations due to Force Majeure disappear, such party shall be liable to the other parties in this regard.

15.3

When Force Majeure occurs, the parties shall immediately negotiate with each other so as to achieve a fair solution and shall make all reasonable efforts to minimize the consequences of the Force Majeure.

16.	Notice

The notice or other communication sent by any Party under this Agreement shall be written in English or Chinese, and shall be sent by hand, by registered mail, by prepaid mail, by acknowledged express service, or by fax to the receiving address specified by the relevant Parties from time to time. The date of actual delivery of the notice shall be determined as follows: (a) a notice delivered by hand shall be deemed as being actually delivered on the date of delivery; (b) a notice sent by mail shall be deemed as being actually delivered at the tenth (10) day from the post date of the postage paid air mail (according to the postmark), or be deemed as being actually delivered at the fourth (4) day after being handed over to the express service company; and (c) a notice sent by fax shall be deemed as being actually delivered at the reception time shown on the transmission receipt of the relevant document.

17.	Severability

If any provision under this Agreement is deemed as invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed as invalid or unenforceable only within the jurisdiction of the relevant laws, and the validity, legitimacy, and enforceability of other provisions of this Agreement shall not be affected.

18.	Counterpart

This Agreement is executed in four (4) originals by the Parties, each Party holding one original, which shall have the same legal force. This Agreement may be signed in one or more counterparts.

19.	Miscellaneous

If the U.S. Securities and Exchange Commission (SEC) or another regulatory authority proposes any amendment to this Agreement, or in the event of any changes in connection with this Agreement in the listing rules or relevant requirements of the SEC, the Parties shall revise this Agreement accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first stated above.

Conew Network Technology (Beijing) Co., Ltd.

/s/ Fu Sheng
Name:	FU Sheng
Title:	Legal Representative

FU Sheng

/s/ Fu Sheng

WANG Kun

/s/ Wang Kun

Beijing Conew Technology Development Co., Ltd.

/s/ Fu Sheng
Name:	FU Sheng
Title:	Legal Representative

Appendix I

Equity Transfer Agreement

This Equity Transfer Agreement (“Agreement”) is entered into in Beijing, China by and between:

Transferor:

Transferee:

The Parties hereby agree as follows with respect to the equity transfer:

1.

The Transferor agrees to transfer to the Transferee ____% equity interests that it holds in Beijing Keniu Science and Technology Development Co., Ltd., and the Transferee agrees to accept such equity interests.

2.

After the equity transfer is completed, the Transferor shall no longer be entitled to the Existing Shareholders’ rights or take relevant obligations with respect to the transferred equity interests. The Transferee is entitled to the Existing Shareholders’ rights and takes the shareholders’ obligations with respect to Beijing Keniu Science and Technology Development Co., Ltd.

3.	The parties may enter into a supplementary agreement with respect to matters not covered in this Contract.

4.	This Agreement shall become effective as of the date of execution by the parties.

5.	This Agreement is executed in four originals, each party holding one original to be used for going through the industrial and commercial change formalities.

Transferor:

Signature:
Date:

Transferee:

Signature:
Date:

Appendix II

Assets Transfer Agreement

This Assets Transfer Agreement (“Agreement”) is entered into in Beijing, China by and between:

Transferor: Beijing Keniu Science and Technology Development Co., Ltd.

Transferee:

The Parties hereby agree as follows with respect to the assets transfer:

1.	The Transferor agrees to transfer to the Transferee the assets as listed in the attached List of Assets that it holds, and the Transferee agrees to accept such assets.

2.

After the assets transfer is completed, the Transferor shall no longer be entitled to the rights or take relevant obligations with respect to the transferred assets. The transferee is entitled to the rights and takes the obligations with respect to the assets.

3.	The Parties may enter into a supplementary agreement with respect to matters not covered in this Contract.

4.	This Agreement shall become effective as of the date of execution by the parties.

5.	This Agreement is executed in four originals, each party holding one original to be used for going through the industrial and commercial change formalities (if any).

Transferor:

Beijing Conew Technology Development Co., Ltd.

(Stamp)

Signature:
Date:

Transferee:

Signature:
Date:

Appendix: List of Assets